Exhibit 10.6.6

STATE OF NEW JERSEY

DEPARTMENT OF HUMAN SERVICES

DIVISION OF MEDICAL ASSISTANCE AND HEALTH SERVICES

AND

AMERIGROUP NEW JERSEY, INC.

AGREEMENT TO PROVIDE HMO SERVICES

In accordance with Article 7, section 7.11.2A and 7.11.2B of the contract between AMERIGROUP New Jersey, Inc. and the State of New Jersey, Department of Human Services, Division of Medical Assistance and Health Services (DMAHS), effective date October 1, 2000, all parties agree that certain sections of the contract shall be amended to be effective September 1, 2004, as follows:

Exhibit 10.6.6

1.	Article 1, “Definitions” section for the following definitions:

•	Comprehensive Orthodontic Treatment (new);

•	Grievance

shall be amended as reflected in the relevant pages of Article 1 attached hereto and incorporated herein.

2.	Article 4, “Provision of Health Care Services,” Sections 4.1.2(A)27; 4.1.2(B); 4.1.4(A)3(a) (new); 4.1.6(A)14; 4.1.7(C)15; 4.4; 4.5.2(B); 4.5.4(B); 4.5.6(A); 4.6.2(P) and 4.8.1(F) shall be amended as reflected in Article 4, Sections 4.1.2(A)27; 4.1.2(B); 4.1.4(A)3(a)(new); 4.1.6(A)14; 4.1.7(C)15; 4.4; 4.5.2(B); 4.5.4(B); 4.5.6(A); 4.6.2(P) and 4.8.1(F) attached hereto and incorporated herein.

3.	Article 5, “Enrollee Services,” Sections 5.8.2(NN) and 5.15.1(B) shall be amended as reflected in Article 5, Section 5.8.2(NN) and 5.15.1(B) attached hereto and incorporated herein.

4.	Article 8, “Financial Provisions,” Section 8.5.2.8 shall be amended as reflected in Article 8, Section 8.5.2.8 attached hereto and incorporated herein.

5.	Appendix, Section C, “Capitation Rates,” shall be revised as reflected in SFY 2005 Capitation Rates attached hereto and incorporated herein.

Exhibit 10.6.6

All other terms and conditions of the October 1, 2000 contract and subsequent amendments remain unchanged except as noted above.

The contracting parties indicate their agreement by their signatures.

AMERIGROUP		State of New Jersey
New Jersey, Inc.		Department of Human Services

BY:	/S/ Norine Yukon	BY:

Ann Clemency Kohler

TITLE:President and CEO		TITLE: Director, DMAHS

DATE: July 14, 2004		DATE:

APPROVED AS TO FORM ONLY

Attorney General

State of New Jersey

BY:	Deputy Attorney General

DATE:

Exhibit 10.6.6

with the contractor. Marketing by an employee of the contractor is considered direct; marketing by an agent is considered indirect.

Commissioner—the Commissioner of the New Jersey Department of Human Services or a duly authorized representative:

Complaint—a protest by an enrollee as to the conduct by the contractor or any agent of the contractor, or an act or failure to act by the contractor or any agent of the contractor, or any other matter in which an enrollee feels aggrieved by the contractor, that is communicated to the contractor and that could be resolved by the contractor within five (5) business days, except for urgent situations, and as required by the exigencies of the situation.

Complaint Resolution—completed actions taken to fully settle a complaint to the DMAHS’ satisfaction.

Comprehensive Orthodontic Treatment—the utilization of fixed orthodontic appliances (bands/brackets and arch wires) to improve the craniofacial dysfunction and/or dentofacial deformity of the patient.

Comprehensive Risk Contract—a risk contract that covers comprehensive services, that is, inpatient hospital services and any of the following services, or any three or more of the following services:

1.	Outpatient hospital services.

2.	Rural health clinic services.

3.	FQHC services.

4.	Other laboratory and X-ray services.

5.	Nursing facility (NF) services.

6.	Early and periodic screening, diagnosis and treatment (EPSDT) services.

7.	Family planning services.

8.	Physician services.

9.	Home health services.

Condition—a disease, illness, injury, disorder, or biological or psychological condition or status for which treatment is indicated.

Contested Claim—a claim that is denied because the claim is an ineligible claim, the claim submission is incomplete, the coding or other required information to be submitted is incorrect, the amount claimed is in dispute, or the claim requires special treatment.

Continuity of Care—the plan of care for a particular enrollee that should assure progress without unreasonable interruption.

Contract—the written agreement between the State and the contractor, and comprises the contract, any addenda, appendices, attachments, or amendments thereto.

Amended as of September 1, 2004	I-5

Exhibit 10.6.6

Governing Body—a managed care organization’s Board of Directors or, where the Board’s participation with quality improvement issues is not direct, a designated committee of the senior management of the managed care organization.

Grievance—means an expression of dissatisfaction about any matter or a complaint that is submitted in writing, or that is orally communicated and could not be resolved within five (5) business days of receipt.

Grievance System-means the overall system that includes grievances and appeals at the contractor level and access to the State fair hearing process. -

Group Model—a type of HMO operation similar to a group practice except that the group model must meet the following criteria: (a) the group is a separate legal entity, (i.e. administrative entity) apart from the HMO; (b) the group is usually a corporation or — partnership; (c) members of the group must pool their. income; (d) members of the group must share medical equipment, as well as technical and administrative staff; (e)-members of the group must devote at least 50 percent of their time to the group; and (f) members of the group must have “substantial responsibility” for delivery of health services to HMO members, within four years of qualification. After that period, the group may request additional time or a waiver in accordance with federal regulations at 42 C.F.R. Section 110.104(2), Subpart A.

HCFA—the Health Care Financing Administration, the former name of CMS (Centers for Medicare and Medicaid Services), within the U.S. Department of Health and Human Services.

Health Benefits Coordinator (HBC)—the external organization under contract with the Department whose primary responsibility is to assist Medicaid eligible individuals in contractor selection and enrollment.

Health Care Professional—a physician or other health care professional if coverage for the professional’s services is provided under the contractor’s contract for the services. It includes podiatrists, optometrists, chiropractors, psychologists, dentists, physician assistants, physical or occupational therapists and therapist assistants, speech-language pathologists, audiologists, registered or licensed practical nurses (including nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, and certified nurse midwives), licensed certified social workers, registered respiratory therapists, and certified respiratory therapy technicians.

Health Care Services—are all preventive and therapeutic medical, dental, surgical, ancillary (medical and non-medical) and supplemental benefits provided to enrollees to diagnose, treat, and maintain the optimal well-being of enrollees provided by physicians, other health care professionals, institutional, and ancillary service providers.

Health Insurance—private insurance available through an individual or group plan that covers health services. It is also referred to as Third Party Liability.

Amended as of September 1, 2004	I-12

Exhibit 10.6.6

21.	Medical Supplies

22.	Prosthetics and Orthotics including certified shoe provider.

23.	Dental Services

24.	Organ Transplants — includes donor and recipient costs. Exception: The contractor will not be responsible for transplant-related donor and recipient inpatient hospital costs for-an individual placed on a transplant list while in the Medicaid FFS program prior to initial enrollment into the contractor’s plan.

25.	Transportation Services for any contractor-covered service or non-contractor covered service including ambulance, mobile intensive care units (MICUs) and invalid coach (including lift equipped vehicles)

26.	Post-acute Care

27.	Mental Health/Substance Abuse Services for enrollees who are clients of the Division of Developmental Disabilities. Exception — partial care services are not covered by the contractor.

B.	Conditions Altering Mental Status. Those diagnoses which are categorized as altering the mental status of an individual but are of organic origin shall be part of the contractor’s medical, financial and care management responsibilities for all categories of enrollees. These include the diagnoses in the following ICD-9-CM Series:

1.	290.0	Senile dementia, simple type

2.	290.1	Presenile dementia

3.	290.10	Presenile dementia, uncomplicated

4.	290.11	Presenile dementia with delerium

5.	290.12	Presenile dementia with delusional features

6.	290.13	Presenile dementia with depressive features

7.	290.2	Senile dementia with delusional or depressive features

8.	290.20	Senile dementia with delusional features

9.	290.21	Senile dementia with depressive features

10.	290.3	Senile dementia with delerium

11.	290.4	Arteriosclerotic dementia

12.	290.40	Arteriosclerotic dementia, uncomplicated

13.	290.41	Arteriosclerotic dementia with delirium

14.	290.42	Arteriosclerotic dementia with delusional features

15.	290.43	Arteriosclerotic dementia with depressive features

16.	290.8	Other specific senile psychotic conditions

17.	290.9	Unspecified senile psychotic condition

Amended as of July September 1, 2004	IV-6

Exhibit 10.6.6

18.	291.1	Alcohol amnestic syndrome

19.	291.2	Other alcoholic dementia

20.	292.82	Drug induced dementia

21.	292.83	Drug-induced amnestic syndrome

22.	292.9	Unspecified drug induced mental disorders

23.	293.0	Acute delirium

24.	293.1	Subacute delirium

25.	293.8	Other specific transient organic mental disorders

26.	293.81	Organic delusional syndrome

27.	293.82	Organic hallucinosis syndrome

28.	293.83	Organic affective syndrome

29.	293.84	Organic anxiety syndrome.

30.	294.0	Amnestic syndrome

31.	294.1	Dementia in conditions classified elsewhere

32.	294.8	Other specified organic brain syndromes (chronic)

33.	294.9	Unspecified organic brain syndrome (chronic)

34.	305.1	Non-dependent abuse of drugs — tobacco

35.	310.0	Frontal lobe syndrome

36.	310.2	Postconcussion syndrome

37.	310.8	Other specified nonpsychotic mental disorder following organic brain damage

38.	310.9	Unspecified nonpsychotic mental disorder following organic brain damage

In addition, the contractor shall retain responsibility for delivering all covered Medicaid mental health/substance abuse services (except partial care services) to enrollees who are clients of the Division of Developmental Disabilities (referred to as “clients of DDD”). Articles Four and Five contain further information regarding clients of DDD.

4.1.3	SERVICES REMAINING IN FEE-FOR-SERVICE PROGRAM AND MAY NECESSITATE CONTRACTOR ASSISTANCE TO THE ENROLLEE TO ACCESS THE SERVICES

A. The following services provided by the New Jersey Medicaid program under its State plan shall remain in the fee-for-service program but may require medical orders by the contractor’s PCPs/providers. These services shall not be included in the contractor’s capitation.

1.	Personal Care Assistant Services (not covered for NJ FamilyCare Plans B and C)

2.	Medical Day Care (not covered for NJ FamilyCare Plans B and C)

Amended as of September 1, 2004	IV-7

Exhibit 10.6.6

1. Procedure Codes to be paid by Medicaid FFS up to 60 days after first time New Jersey Care 2000+ enrollment:

02710	02792	03430
02720	02950	05110
02721	02952	05120
02722	02954	05211
02750	03310	05211-52
02751	03320	05212
02752	03330	05212-52
02790	03410-22	05213
02791	03411	05214

Procedure Codes to be paid by Medicaid FFS up to 120 days from date of last preliminary extractions after patient enrolls in New Jersey Care 2000+ (applies to tooth codes 5 - 12 and 21 - 28 only):

05130 05130-22 05140 05140-22

3.	Extraction Procedure Codes to be paid by Medicaid FFS up to 120 days from last date of preliminary extractions after first time New Jersey Care 2000+ enrollment in conjunction with the following codas (05130, 05130-22, 05140, 05140-22):

07110 07130 07210

4.1.4 ‘MEDICAID COVERED SERVICES NOT PROVIDED BY CONTRACTOR

A.	Mental Health/Substance Abuse. The following mental health/substance abuse services (except for the conditions listed in 4.1.2.B) will be managed by the State or its agent for non-DDD enrollees, including all NJ FamilyCare enrollees. (The contractor will retain responsibility for furnishing mental health/substance abuse services, excluding partial care services and the cost of the drugs listed below, to Medicaid enrollees who are clients of the Division of Developmental Disabilities).

~1.	Substance Abuse Services-diagnosis, treatment, and detoxification

- 2.	Costs for Methadone maintenance and its administration

- 3.	Mental Health Services

a.	Partial care services are covered by the Medicaid program.

Amended as of September 1, 2004	IV-9

Exhibit 10.6.6

4.	Home Health Care Services — Limited to skilled nursing for a home bound beneficiary which is provided or supervised by a registered nurse, and home health aide when the purpose of the treatment is skilled care; and medical social services which are necessary for the treatment of the beneficiary’s medical condition

5.	Hospice Services

6.	Inpatient Hospital Services, including general hospitals, special hospitals, and rehabilitation hospitals. — The contractor shall not be responsible when the primary admitting diagnosis is mental health or substance abuse related.

7.	Outpatient Hospital Services, including outpatient surgery

8.	Laboratory Services — All laboratory testing sites providing services under this contract must have either a Clinical Laboratory Improvement Act (CLIA) certificate of waiver or a certificate of registration along with a CLIA identification number. Those providers with certificates of waiver shall provide only the types of tests permitted under the terms of their waiver. Laboratories with certificates of registration may perform a full range of laboratory services.

9.	Radiology Services — Diagnostic and therapeutic

10.	Optometrist Services, including one routine eye examination per year

11.	Optical appliances — Limited to one pair of glasses (or contact lenses) per 24 month period or as medically necessary

12.	Organ transplant services which are — non-experimental or — non-investigational

13.	Prescription drugs, excluding over-the-counter drugs Exception: See Article 8 regarding Protease Inhibitors and other antiretrovirals.

14.	Dental Services — Limited to preventive dental services for children under the age of 12 years, including oral examinations, oral prophylaxis, and topical application of fluorides. Exception — comprehensive orthodontia treatment services shall be provided, through completion of required services, for any enrollee under the age of 19 years whose orthodontia services were initiated while enrolled with the contractor as a Medicaid, NJ FamilyCare Plan A, B, or C enrollee. The contractor shall not be responsible for orthodontia services to a Plan D enrollee under the age of 19 years old that were

Amended as of September 1, 2004	IV-12

Exhibit 10.6.6

initiated while that individual was enrolled with another contractor. The enrollee must continue enrollment in the HMO where services were initiated until those services were completed or until the member loses Medicaid/NJ FamilyCare eligibility. Active treatment begins with the placement of the orthodontic appliances (banding). Cases that were authorized but not banded do not qualify for continuation of care.

15.	Podiatrist Services — Excludes routine hygienic care of the feet; including the treatment of corns and calluses, the trimming of nails, and other hygienic care such as cleaning or soaking feet, in the absence of a pathological condition

16.	Prosthetic appliances — Limited to the initial provision of a prosthetic device that temporarily or permanently replaces all or part of an external body part lost or impaired as a result of disease, injury, or congenital defect. Repair and replacement services are covered when due to congenital growth.

17.	Private duty nursing — Only when authorized by the contractor

18.	Transportation Services — Limited to ambulance for medical emergency only

19.	Well child care including immunizations, lead screening and treatments

20.	Maternity and related newborn care

21.	Diabetic supplies and equipment

B.	Services Available To NJ FamilyCare Plan D Under Fee-For-Service. The following services are available to NJ FamilyCare Plan D enrollees under fee-for-service:

1.	Abortion services

2.	Outpatient Rehabilitation Services — Physical therapy, Occupational therapy, and Speech therapy for non-chronic conditions and acute illnesses and injuries. Limited to treatment for a 60-day (that is, 60 business days) consecutive period per incident of illness or injury beginning with the first day of treatment per contract year. Speech therapy services rendered for treatment of delays in speech development, unless resulting from disease, injury or congenital defects are not covered

Amended as of September 1, 2004	IV-13

Exhibit 10.6.6

12.	Durable Medical Equipment — excludes any equipment not listed in Appendix, Section B.4.1, and not covered if not part of inpatient hospital discharge plan

13.	Early and Periodic Screening, Diagnosis and Treatment (EPSDT) services

14.	Transportation Services, including non-emergency ambulance, invalid coach, and lower mode transportation

15.	Hearing Aid Services and Audiology

16.	Blood and Blood Plasma, except administration of blood, processing of blood, processing fees and fees related to autologous blood donations are covered.

17.	Cosmetic Services

18.	Custodial Care

19.	Special Remedial and Educational Services

20.	Experimental and Investigational Services

21.	Medical Supplies (except diabetic supplies)

22.	Infertility Services

23.	Rehabilitative Services for Substance Abuse

24.	Weight reduction programs or dietary supplements, except operations, procedures or treatment of obesity when approved by the contractor

25.	Acupuncture and acupuncture therapy, except when performed as a form of anesthesia in connection with covered surgery

26.	Temporomandibular joint disorder treatment, including treatment performed by prosthesis placed directly in the teeth

27.	Recreational therapy

28.	Sleep therapy

29.	Court-ordered services

30.	Thermograms and thermography

31.	Biofeedback

32.	Radial keratotomy

33.	Respite Care

34.	Inpatient hospital services for mental health

35.	Inpatient and outpatient services for substance abuse

36.	Partial hospitalization

Amended as of September 1, 2004	IV-18

Exhibit 10.6.6

F.	Developmental disabilities clinics

4.4 COORDINATION WITH MENTAL HEALTH AND SUBSTANCE ABUSE SERVICES

The State shall retain a separate Mental Health/Substance Abuse system for the coordination and monitoring of most mental health/substance abuse conditions. The contractor shall furnish MH/SA services except partial care services to clients of DDD. However, as described below, the contractor shall retain responsibility for MI-USA screening; referrals, prescription drugs; higher-mode transportation, and for treatment of the conditions identified in Article 4.1.2B.

A.	Screening Procedures. Mental health and substance abuse problems shall be systematically identified and addressed by the enrollee’s PCP at the earliest possible time following initial participation of the enrollee in the contractor’s plan or after the onset of a condition requiring mental health and/or substance -abuse treatment. PCPs and other providers shall utilize mental health/substance abuse screening tools as set forth in Section B.4.9 of the Appendices as well as other mechanisms to facilitate early identification of mental health and substance abuse needs for treatment. The contractor may request permission to use alternative screening tools. The use of alternative screening tools shall be pre-approved by DMAHS. The lack of motivation of an enrollee to participate in treatment shall = not be considered a factor in determining medical necessity and shall not be used as a rationale for withholding or limiting treatment of an enrollee.

The contractor shall present its policies and procedures regarding how its providers will identify enrollees with MH/SA service needs, how they will encourage these enrollees to begin treatment, and the screening tools to be used to identify enrollees requiring MH/SA services. The contractor should refer to the DSM-IV Primary Care Version in development of its procedures.

B.	Referrals. The contractor shall be responsible for referring or coordinating referrals of enrollees as indicated to Mental Health/Substance Abuse providers. In order to facilitate this, the contractor may contact DMHS or its agent (e.g., if the State contracts with a third party administrator (TPA) for a list of MH/SA providers. Enrollees may be referred to a MH/SA provider by the PCP, family members, other providers, State agencies, the contractor’s staff, or may self-refer.

1.	The contractor shall be responsible for referrals from MI-I/SA providers for medical diagnostic work-up to formulate a diagnosis or to effect the treatment of a MH/SA disorder and ongoing medical care for any enrollee with a M-I/SA diagnosis and shall coordinate the care with the MH/SA provider. This includes the responsibility for physical examinations (with the exception of physical examinations performed in direct connection with the administration of Methadone, which will remain FFS), neurological evaluations, laboratory testing and radiologic examinations,

Amended as of September 1, 2004	IV-45

Exhibit 10.6.6

that physical and communication barriers do not prohibit enrollees with disabilities from obtaining services from the contractor.

6.	Services for enrollees with special needs must be provided in a manner responsive to the nature of a person’s disability/specific health care need and include adequate time for the provision of the service.

B.	The contractor shall ensure that any new enrollee identified (either by the information on the Medical. Information form at the time of enrollment or by contractor providers after enrollment) as having complex/chronic conditions receives immediate transition planning. The planning shall be completed within a timeframe appropriate to the enrollee’s condition, but in no case later than ten (10) business days from the effective date of enrollment when the Medical Information form has an indication of special health care needs or within thirty (30) days after special conditions are identified by a provider. This transition planning shall not constitute the IHCP described in Sections 4.5.4 and 4.6.5. Transition planning shall provide for a brief, interim plan to ensure uninterrupted services until a more detailed plan of care is developed. The transition planning process includes, but is not limited to:

1.	Review of existing care plans.

2.	Preparation of a transition plan that ensures continuous care during the transfer into the contractor’s network.

3.	If durable medical equipment had been ordered prior to enrollment but not received by the time of enrollment, the contractor must coordinate and follow-through to ensure that the enrollee receives necessary equipment.

C.	Outreach and Enrollment Staff The contractor shall have outreach and enrollment staff who are trained to work with enrollees with special needs, are knowledgeable about their care needs and concerns, and are able to converse in the different languages common among the enrolled population, including TDD/TT and American Sign Language if necessary.

D.	Specialty Care. The contractor shall have a procedure by which a new enrollee upon enrollment, or an enrollee upon diagnosis, who requires very complex, highly specialized health care services over a prolonged period of time, or with (i) a life-threatening condition or disease or (ii) a degenerative and/or disabling condition or disease, either of which requires specialized medical care over a prolonged period of time, may receive a referral to a specialist or a specialty care center with expertise in treating the life-threatening disease or specialized condition, who shall be responsible for and capable of providing and coordinating the enrollee’s primary and specialty care.

Amended as of September 1, 2004	IV-49

Exhibit 10.6.6

endocrinology, infectious disease, orthopedics, neurology, neurosurgery, ophthalmology, physiatry, pulmonology, surgery, and urology, as well as providers who have knowledge and experience in behavioral-developmental pediatrics, adolescent health, geriatrics, and chronic illness management.

5.	The network shall include an appropriate and accessible number of institutional facilities, professional allied personnel, home care and community based services to perform the contractor-covered services included in this contract.

B.	SCHSNA. The contractor shall include in its provider network Special Child Health Services Network Agencies (SCHSNA) for children with special health care needs. These agencies are designated and approved by the Department of Health and Senior Services and include Pediatric Ambulatory Tertiary Centers (pediatric tertiary centers may also be used when a pediatric subspecialty is not sufficiently accessible in a county to meet the needs of the-child), Regional Cleft Lip/Palate Centers, Pediatric AIDS/HIV Network, Comprehensive Regional Sickle Ce1UHemoglobinopathies Treatment Centers, PKU Treatment Centers, Genetic Testing and Counseling Centers, and Hemophilia Treatment Centers, and others as designated from time to time by the Department of Health and Senior Services. A list of such providers is found in Section B.4.10 of the Appendices.

C.	Credentialing. The contractor shall collect and maintain, as part of its credentialing process or through special survey process, information from: licensed practitioners including pediatricians and pediatric subspecialists about the nature and extent of their experience in serving children with special health care needs including developmental disabilities.

4.5.4 CARE MANAGEMENT AND COORDINATION OF CARE FOR PERSONS WITH SPECIAL NEEDS

A.	The contractor shall provide coordination of care to actively link the enrollee to providers, medical services, residential, social and other support services as needed. For persons with special needs, care management shall be provided, but, for those with higher needs, as determined through the Complex Needs Assessment (the CNA is described in Article 4.6.5), the contractor shall provide care management at a higher level of intensity. (See Section B.4.12 of the Appendices for a flowchart of the three levels of care management.) Specific requirements for this highest level of care management are described below.

B.	Complex Needs Assessment. For enrollees with special needs, the contractor shall perform a Complex Needs Assessment no later than forty-five (45) days (or earlier, if urgent) from initial enrollment if special needs are indicated on the Medical Information Form or from the point of identification of special needs. See 4.6.5 for a description of the CNA. Additional time will be permitted

Amended as of September 1, 2004	IV-54

Exhibit 10.6.6

Case Management Units (See Appendix B.4.11) in accordance with the Department of Health and Senior Services procedures for referrals, and sharing information with early intervention providers.

4.5.6 CLIENTS OF THE DIVISION OF DEVELOPMENTAL DISABILITIES

A.	The contractor shall provide all physical health services required by this contract as well as the MH/SA services (except partial care services) included in the Medicaid State Plan to enrollees who are clients of DDD. The contractor shall include in its provider network a specialized network of providers who will deliver both physical as well as MH/SA services, except providers of partial care services, (in accordance with Medicaid program standards) to clients of DDD, and ensure continuity of care within that network.

B.	The contractor’s specialized network shall provide disease management services for clients of DDD, which shall include participation in:

1.	Care Management, including Complex Needs Assessment, development and implementation of IHCP, referral, coordination of care, continuity of care, monitoring, and follow-up and documentation.

2.	Coordination of care across multi-disciplinary treatment teams to assist PCPs in identifying the providers within the network who will meet the specific needs and health care requirements of clients of DDD with both physical health and MH/SA needs and provide continuity of care with an identified provider who has an established relationship with the patient.

3.	Apply quality improvement techniques/protocols to effect improved quality of life outcomes.

4.	Design and implement clinical pathways and practice guidelines that will produce overall quality outcomes for specific diseases/conditions identified in clients of DDD.

5.	Medical treatment.

C.	The specialized provider network shall consist of credentialed providers for physical health and MH/SA services, who have experience and expertise in treating clients of DDD who have both physical health and MH/SA needs, and who can provide internal management of the complex care needs of these enrollees. The contractor shall ensure that the specialized provider network will be able to deliver identified physical health and MH/SA outcomes.

D.	Clients of DDD may, at their option, receive their physical health and/or MH/SA services from any qualified provider in the contractor’s network. They are not required to receive their services through the contractor’s specialized network.

Amended as of September 1, 2004	IV-58

Exhibit 10.6.6

its aggregate, enrolled commercial and Medicare population in the State or region (if these data are collected and reported to DHSS, a copy of the report should be submitted also to DMAHS) the following clinical indicator measures:

HEDIS	Report Period
Reporting Set Measures	by Contract Year
Childhood Immunization Status	annually
Adolescent Immunization Status	annually
Well-Child Visits in first 15 months of life	annually
Well-Child Visits in the 3rd, 4th, 5th and 6th year of life	annually
Adolescent Well-Care Visits	annually
Prenatal and Postpartum Care	annually
Breast Cancer Screening	annually
Cervical Cancer Screening	annually
Use of Appropriate Medications for People with Asthma	annually

Childhood & Adolescent Immunization HEDIS data for NJ FamilyCare enrollees up to the age of 19 years must be reported separately.

Q.	Quality Improvement Projects (QIPs). The contractor shall participate in QIPs defined annually by the State with input from the contractor. The State will, with input from the contractor and possibly other MCEs, define measurable improvement goals and QIP-specific measures which shall serve as the focus for each QIP. The contractor shall be responsible for designing and implementing strategies for achieving each QIP’s objectives. At the beginning of each contract year the contractor shall present a plan for designing and implementing such strategies, which shall receive approval from the State prior to implementation. The contractor shall then submit semiannual progress reports summarizing performance relative to each of the objectives of each contract year.

The QIPs shall be completed annually and shall include the areas identified below. The external review organization (ERO) under contract with DHS shall prepare a final report for year one that will contain data, using State-approved sampling and measurement methodologies, for each of the measures below. Changes in required QIPs shall be defined by the DHS and incorporated into the contract by amendment.

For each measure the DHS will identify a baseline and a compliance standard. Baseline data, target standards, and compliance standards shall be established or updated by the State.

If DHS determines that the contractor is not in compliance with the requirements of the annual QIP objectives, either based on the contractor’s progress report or

Amended as of September 1, 2004	IV-65

Exhibit 10.6.6

D.	The contractor shall include in its network at least one (1) hospital located in the inner city urban area and at least 1 non-urban-based hospital in every county except where indicated in Article 4.8.8.M. For those counties with only one (1) hospital, the contractor shall include that hospital in its network subject to good faith negotiations.

E.	The contractor shall offer a choice of two specialists in each county where available. If only one or no providers of a particular specialty is available, the contractor shall provide documentation of the lack of availability and propose alternative specialty providers in neighboring counties.

F.	The contractor shall include in its network mental health/substance abuse providers for Medicaid covered MI4/SA services with expertise to serve enrollees who are clients of the Division of Developmental Disabilities. Exception — partial care services are not covered by the contractor.

G.	Changes in large provider groups, IPAs or subnetworks such as pharmacy benefits manager, vision network, or dental network shall be submitted to DMAHS for review and prior approval at least ninety (90) days before the anticipated change. The submission shall include contracts, provider network files, enrollee/provider notices and any other pertinent information.

H.	Requirement to contract with FQHC. The contractor shall contract for primary care services with at least one Federally Qualified Health Center (FQHC) located in each enrollment area based off the availability and capacity of the FQHCs in that area. FQHC providers shall meet the contractor’s credentialing andprogram requirements.

Requirement to contract with Children’s Hospital of New Jersey at Newark Beth Israel Medical Center for school-based health services. The contractor shall contract with the Children’s Hospital of New Jersey at Newark Beth Israel Medical Center for the provision of primary health care services, including but not limited to, EPSDT services, and dental care services, to be provided at designated schools in the city of Newark. Providers at the school-based clinics shall meet the contractor’s credentialing and program requirements of this contract.

4.8.2 PRIMARY CARE PROVIDER REQUIREMENTS

A.	The contractor shall offer each enrollee a choice of two (2) or more primary care physicians within the enrollee’s county of residence. Where applicable, this offer can be made to an authorized person. An enrollee with special needs shall be given the choice of a primary care provider which must include a pediatrician, general/family practitioner, and internist, and may include physician specialists and nurse practitioners. The PCP shall supervise the care of the enrollee with special needs who requires a team approach. Subject to any limitations in the

Amended as of September 1, 2004	IV-96

Exhibit 10.6.6

KK. An explanation of the appropriate uses of the Medicaid/NJ FamilyCare identification card and the contractor identification card;

LL. A notification, whenever applicable, that some primary care physicians may employ other health care practitioners, such as nurse practitioners or physician assistants, who may participate in the patient’s care;

MM. The enrollee’s or, where applicable, an authorized person’s signed authorization on the enrollment application allows release of medical records;

NN. Notification that the enrollee’s health status- survey will be sent to the contractor by the enrollee;

OO. A notice that enrollment and disenrollment is subject to verification and approval by DMAH-S;

PP. An explanation of procedures to follow if enrollees receive bills from providers of services, in or out of network;

QQ. An explanation of the enrollee’s financial responsibility for payment when services are provided by a health care provider who is not part of the contractor’s organization or when a procedure, treatment or service is not a covered health care benefit by the contractor and/or by Medicaid;

RR. A written explanation at the time of enrollment of the enrollee’s right to terminate enrollment, and any other restrictions on the exercise of those rights, to conform to 42 U.S.C. § 1396b(m)(2)(F)(ii). The initial enrollment information and the contractor’s member handbook shall be adequate to convey this notice and shall have DMAHS approval prior to distribution;

SS. An explanation that the contractor will contact or facilitate contact with, and require its PCPs to use their best efforts to contact, each new enrollee or, where applicable, an authorized person, to schedule an appointment for a complete, age/sex specific baseline physical, and for enrollees with special needs who have been identified through a Complex Needs Assessment as having complex needs, the development of an Individual Health Care Plan at a time mutually agreeable to the contractor and the enrollee, but not later than ninety (90) days after the effective date of enrollment for children under twenty-one (21) years of age, and not later than one hundred eighty (180) days after initial enrollment for adults; for adult clients of DDD, no later than ninety (90) days after the effective date of enrollment; and encourage enrollees to contact the contractor and/or their PCP to schedule an appointment;

Amended as of September 1, 2004	V-17

Exhibit 10.6.6

The contractor’s system and procedure shall be available to both Medicaid beneficiaries and NJ FamilyCare beneficiaries. All enrollees have available the complaint and grievance/appeal process under the contractor’s plan, the Department of Health and Senior Services and, for Medicaid and certain NJ FamilyCare beneficiaries (i.e., Plan A enrollees and beneficiaries with a PSG of 380 under Plan D), the Medicaid Fair Hearing process. Individuals eligible solely through NJ FamilyCare Plans B, C, D, and H (except for Plan D and H individuals with a program status code of 380), do not have the right to a Medicaid Fair Hearing.

B.	Complaints. The contractor shall have procedures for receiving, responding to, and documenting resolution of enrollee complaints that are received orally and are of a less serious or formal nature. Complaints that are resolved to the enrollee’s satisfaction within five (5) business days of receipt do not require a formal written response or notification. The contractor shall call back an enrollee within twenty-four hours of the initial contact if the contractor is unavailable for any reason or the matter cannot be readily resolved during the initial contact. Any complaint that is not resolved within three business days shall be treated as a grievance/appeal, in accordance with requirements defined in Article 5.15.3.

C.	HBC Coordination. The contractor shall coordinate its efforts with the health benefits coordinator including referring the enrollee to the HBC for assistance as needed in the management of the complaint/grievance/appeal procedures.

DMAFIS Intervention. DMAHS shall have the right to intercede on an enrollee’s behalf at any time during the contractor’s complaint/grievance/appeal process: whenever there is an indication from the enrollee, or, where applicable, authorized person, or the BBC that a serious quality of care issue is not being addressed timely or appropriately. Additionally, the enrollee may be accompanied by a representative of the enrollee’s choice to any proceedings and grievances/appeals.

E.	Legal Rights. Nothing in this Article shall be construed as removing any legal rights of enrollees under State or federal law, including the right to file judicial actions to enforce rights.

5.15.2 NOTIFICATION TO ENROLLEES OF GRIEVANCE/APPEAL PROCEDURE

A.	The contractor shall provide all enrollees or, where applicable, an authorized person, upon enrollment in the contractor’s plan, and annually thereafter, pursuant to this contract, with a concise statement of the contractor’s grievance/appeal procedure and the enrollees’ rights to a hearing by the Independent Utilization Review Organization (IURO) per NJAC 8:38-8.7 as well as their right to pursue the Medicaid Fair Hearing process described in N.J.A.C. 10:49-10.1 et seq. The information shall be provided through an annual mailing, a member handbook, or any other method approved by DMAHS. The contractor shall prepare the

Amended as of September 1, 2004	V-36

Exhibit 10.6.6

8.5.2.4 NJ FAMILYCARE PLAN D PARENTS/CARETAKERS

This grouping includes capitation rates for NJ FamilyCare Plan D parents/caretakers, excluding individuals with AIDS, and include only enrollees 19 years of age or older.

8.5.2.5 DYFS AND AGING OUT FOSTER CHILDREN

This grouping includes capitation rates for Division of Youth and Family Services, excluding individuals with-AIDS and clients of DDD.

. 8.5.2.6 ABD WITHOUT. MEDICARE

Compensation to the contractor for the ABD individuals without Medicare will be risk-adjusted using the Health Based Payments System (HBPS), which is described in Article 8.6. HBPS adjusts for the diagnosis of AIDS; therefore, separate AIDS rates are not necessary for this population. Finally, the HBPS adjusts for age and sex so separate rates for age and sex within this population are not necessary.

8.5.2.7 ABD WITH MEDICARE

This grouping includes capitation rates for the ABD with Medicare population, excluding individuals with AIDS and clients of DDD.

8.5.2.8 CLIENTS OF DDD

This grouping includes all enrollees except ABD individuals without Medicare. The contractor shall be paid separate, statewide rates for subgroups of the DDD population, excluding individuals with AIDS. These rates include covered MH/SA services.

8.5.2.9 ENROLLEES WITH AIDS

This grouping includes all enrollees except ABD individuals without Medicare.

A.	The contractor shall be paid special statewide capitation rates for enrollees with AIDS.

B.	The contractor will be reimbursed double the AIDS rate, once in a member lifetime, in the first month of payment for a recorded diagnosis of AIDS, prospective and newly diagnosed. This is a one-time-only-per-member payment, regardless of MCE.

8.5.2.10 RESERVED

Amended as of September 1, 2004	VIII-7

Exhibit 10.6.6

State of New Jersey

DEPARTMENT OF HUMAN SERVICES
DIVISION OF MEDICAL ASSISTANCE AND HEALTH SERVICES
PO Box 712

JAMES E. MCGREEVEY	TRENTON, NJ 08625-0712	JAMES M. DAVY
Governor	TELEPHONE 1-800-356-1561	Commissioner
ANN CLEMENCY KOHLER
Director

July 2, 2004

Norine Yukon
President & CEO
AMERIGROUP New Jersey, Inc.
399 Thornall Street
9th Floor
Edison NJ 08837

Dear Ms. Yukon:

Enclosed is an amendment to the managed care contract. This amendment will carve out partial care services for clients of DDD enrolled in an HMO, and adds some clarifying language regarding orthodontia services for certain eligible beneficiaries.

The amendment does not include Section C, Capitation Rates. This will be sent under separate cover.

Please return the signature page (5 original copies) to the Office of Managed Health Care by July 23, 2004.

Sincerely,

Jill Simone, MD
Executive Director
Office of Managed Health Care

JS
Enclosure
c:       Rita Hemingway
          John Koehn

                    r

NJ Depa

Exhibit 10.6.6

New Jersey Is An Equal Opportunity Employer